Exhibit 5.2


Dewey & LeBoeuf                                          Dewey & LeBoeuf LLP
                                                         125 West 55th Street
                                                         New York, NY 10019-5389



                                                                October 16, 2007
Idaho Power Company
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

          We have acted as New York counsel to Idaho Power Company, an Idaho corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (File No. 333-122153) (the "Registration Statement") on January 19, 2005 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to $245,000,000 in aggregate principal amount of its unsecured debt securities and first mortgage bonds. The Registration Statement was declared effective on January 27, 2005. The prospectus dated January 27, 2005 (the "Base Prospectus") included in the Registration Statement has been supplemented by a prospectus supplement (the "Prospectus Supplement") relating to $100,000,000 aggregate principal amount of the Company's First Mortgage Bonds, Secured Medium-Term Notes, Series G (the "Medium-Term Notes"), dated September 21, 2007, and Pricing Supplement No. 1 ("Pricing Supplement No. 1"), dated October 15, 2007, relating to $100,000,000 aggregate principal amount of Medium-Term Notes, 6.25% Series due 2037 (the "Notes"). The Company has also filed a free writing prospectus, dated October 15, 2007, with the Commission pursuant to Rule 433 under the Securities Act (the "Free Writing Prospectus").

          The Notes will be issued pursuant to the Indenture of Mortgage and Deed of Trust dated as of October 1, 1937 (the "Mortgage") between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) and R.G. Page (Stanley Burg, successor individual trustee), as trustees, as supplemented by all indentures supplemental thereto, including the Forty-third Supplemental Indenture, dated as of September 1, 2007, relating to the Medium-Term Notes.

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Base Prospectus, Prospectus Supplement and Pricing Supplement No. 1; (iii) the Free Writing Prospectus; (iv) the Restated Articles of Incorporation, as amended, and Amended Bylaws of the Company; (v) the Mortgage; (vi) the Selling Agency Agreement, dated September 21, 2007 (the


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Idaho Power Company
October 16, 2007
Page 2

"Agency Agreement"), between the Company and each of Banc of America Securities LLC, J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., Piper Jaffray & Co., RBC Capital Markets Corporation, Wachovia Capital Markets, LLC, Wedbush Morgan Securities Inc. and Wells Fargo Securities, LLC, as agents, relating to the Medium-Term Notes; (vii) the Terms Agreement, dated October 15, 2007 (the "Terms Agreement"), between the Company and Wachovia Capital Markets, LLC, Banc of America Securities LLC, J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc., RBC Capital Markets Corporation, Wedbush Morgan Securities Inc. and Piper Jaffray & Co., as purchasers, relating to the Notes; (viii) resolutions adopted by the Board of Directors and Executive Committee of the Company relating to the Registration Statement, the Medium-Term Notes in general and the Notes in particular and (ix) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof (items (i) through (ix) above collectively, the "Transaction Documents"). In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Transaction Documents. We have also assumed the regularity of all corporate procedures.

          Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the issuance of the Notes has been duly authorized by the Company, and when the Notes shall have been executed, authenticated, issued and delivered in accordance with the terms and provisions of the Mortgage and paid for as contemplated in the Agency Agreement, the Terms Agreement and Pricing Supplement No. 1, the Notes will be legally issued, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the security provided by the Mortgage, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting mortgagees' and other creditors' rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law.

          With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Thomas R. Saldin, Senior Vice President and General Counsel of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated October 16, 2007. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Dewey & LeBoeuf LLP